Execution Version

GOLDMAN SACHS BANK USA

200 West Street

New York, New York 10282

CONFIDENTIAL

June 23, 2026

Energy Fuels Inc.

225 Union Blvd., Suite 600

Lakewood, Colorado 80228

Attention: Ross Bhappu

Energy Fuels Inc.

$250 Million Senior Secured Term Loan Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Goldman Sachs Bank USA ("GS Bank", the "Commitment Party", "we" or "us") that Energy Fuels Inc., an Ontario corporation (the "Borrower" or "you"), seeks financing in connection with the Transactions described in the Transaction Description attached hereto as Annex D (the "Transaction Description"). Each capitalized term used but not defined herein has the meaning assigned to it in the Term Sheet referred to below, the Conditions Annex referred to below, or the Transaction Description. This letter, including the Term Sheet, the Conditions Annex attached hereto as Annex B (the "Conditions Annex") and the Transaction Description, is hereinafter referred to as the "Commitment Letter".

1. Commitment.

Upon the terms set forth in this Commitment Letter and subject solely to the applicable conditions set forth in the Conditions Annex, GS Bank (in such capacity, the "Initial Lender") is pleased to advise you of its commitment to provide to the Borrower 100% of the aggregate principal amount of the Facility (the "Commitment"), on the terms set forth in this Commitment Letter and the Summary of Terms and Conditions attached hereto as Annex A (the "Term Sheet").

2. Titles and Roles.

GS Bank, acting alone or through or with affiliates selected by it, will act as the sole bookrunner and sole lead arranger (in such capacities, the "Lead Arranger") in arranging the Facility. GS Bank (or an affiliate selected by it) will act as the sole administrative agent and collateral agent (in such capacities, the "Administrative Agent") for the Facility. You agree that no additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded and no other compensation will be paid (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) unless you and the Commitment Party shall agree in writing.

3. Conditions to Commitment.

Our commitments hereunder with respect to the Facility and our agreements to perform the services described herein are subject solely to the satisfaction (or waiver by the Initial Lender) of the conditions set forth in the Conditions Annex.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the Annexes attached hereto), the Fee Letter, the Loan Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties relating to the Borrower, the Guarantors, or the Target the making and accuracy of which will be a condition to the availability of the Facility on the Closing Date shall be (A) such of the representations and warranties made by, or with respect to, the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right to terminate your (or their) obligations under the Acquisition Agreement or not be obligated to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the "Specified Acquisition Agreement Representations") and (B) the Specified Representations (as defined below) made by the Borrower and the Guarantors in the Loan Documentation and (ii) the terms of the Loan Documentation shall be in a form such that they do not impair the availability of the Facility on the Closing Date if the conditions set forth in the Conditions Annex are satisfied (it being understood that, to the extent any lien search or, if applicable, insurance certificate or endorsement, or any security interest in any Collateral is not able to be provided and/or perfected on the Closing Date, other than (x) Collateral constituting assets pursuant to which a security interest can be perfected by the filing of a financing statement under the Uniform Commercial Code or the Personal Property Security Act or (y) as applicable, Collateral constituting certificated equity interests of each of the Borrower's material U.S.-, Canadian-, or Australia-domiciled wholly owned subsidiaries (provided that, with respect to the Target and its subsidiaries on the Closing Date, the foregoing shall only apply to the extent such certificated equity interests are received from the Target after your use of commercially reasonable efforts and any such certificates not delivered on the Closing Date shall be delivered promptly thereafter), in each case, after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or delivery of any lien search or, if applicable, insurance certificate or endorsement, and/or the provision and/or perfection of a security interest in such Collateral, as applicable, shall not constitute a condition precedent to the availability of the Facility on the Closing Date, but instead shall be required to be provided and/or perfected within 60 days after the Closing Date (or such later date as mutually agreed by the Administrative Agent and the Borrower acting reasonably). For purposes hereof, "Specified Representations" means the representations and warranties of the Borrower and the Guarantors to be set forth in the Loan Documentation relating to organizational status of the Borrower and the Guarantors; power and authority and due authorization, execution and delivery and enforceability (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of, whether enforcement is sought in equity or at law)), in each case related to, the entering into, the borrowing under, guaranteeing under, and performance of the Loan Documentation; the incurrence of the loans to be made under the Facility and the performance of the Loan Documentation and the provision of the Guarantees and the granting of the security interests in the Collateral by the Loan Parties to secure the Facility, in each case, not conflicting with the organizational documents of the Borrower or any Guarantor, that certain Indenture, dated October 3, 2025, between the Borrower and U.S. Bank Trust Company, National Association, as trustee (the "Existing Indenture"), or any definitive documentation governing other material indebtedness of the Borrower or any Guarantor; solvency (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 6(c) of Annex B hereto) as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; compliance with the PATRIOT Act, FCPA, OFAC or other applicable sanctions and anti-terrorism, anti-corruption, or anti- money-laundering laws and regulations; and, subject to permitted liens and the limitations set forth in the preceding sentence, creation, validity and perfection of security interests. This paragraph, and the provisions herein, shall be referred to as the "Certain Funds Provisions".

4. [Intentionally Omitted].

5. Information.

You represent, warrant (but qualified to your knowledge insofar as (x) relating to the Target or its assets or (y) prior to the date that the previously-announced acquisition (the "ASM Acquisition") by you or your affiliate of all the ordinary shares of Australian Strategic Materials Limited (together with its subsidiaries unless the context otherwise requires, "ASM") is consummated, relating to ASM or its assets) and covenant that (i) all written information and written data (other than the Projections, as defined below, other forward- looking information and information of a general economic or general industry nature) concerning the Borrower, ASM, the Target and each of their respective subsidiaries and the Transactions that has been or will be made available to the Commitment Party or the Lenders by you or any of your representatives, subsidiaries or affiliates (or on your behalf) in connection with the Transactions (the "Information"), when taken as a whole after giving effect to all supplements and updates provided thereto, (x) is, and in the case of Information made available after the date hereof, will be complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading, as supplemented and updated from time to time, and (ii) all financial projections concerning the Borrower and its subsidiaries, ASM or the Target, taking into account the consummation of the ASM Acquisition and/or the Transactions, that have been or will be made available to any of the Commitment Party or the Lenders by you or any of your representatives, subsidiaries or affiliates (or on your behalf) in connection with the Transactions (the "Projections") have been and will be prepared in good faith with a reasonable basis for the assumptions and the conclusions reached therein and on a basis consistent with the Borrower's, ASM's and the Target's historical financial data (it being understood that (A) the Projections are as to future events and are not to be viewed as facts, (B) the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, (C) no assurance can be given that any particular Projections will be realized and (D) actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations are correct in all material respects under those circumstances. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that we may share with any of our affiliates, subject to the confidentiality provisions set forth in Section 8 below, and such affiliates may share with the Commitment Party, in each case, in connection with the Transactions, any information related to you, ASM, the Target or any of your or their respective subsidiaries or your or their respective affiliates (including, without limitation, in each case, information relating to creditworthiness), the ASM Acquisition and the Transactions. For the avoidance of doubt, the accuracy of the foregoing representations and warranties, in and of itself, shall not be a condition to the obligations of the Initial Lender hereunder or the funding of the Facility.

6. Indemnity, Limitation of Liability and Other Matters.

You agree, whether or not the Closing Date occurs, to reimburse the Commitment Party for all reasonable and documented out-of-pocket fees and expenses (provided that (i) legal fees will be limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of counsel to the Commitment Party and, if applicable, one local counsel in each material relevant jurisdiction and (ii) in the case of any other advisors or consultants, such expense reimbursement obligations shall be limited solely to advisors or consultants approved by you, such consent not to be unreasonably withheld, conditioned or delayed) incurred in connection with the Commitment Documents (as defined below), the Facility, the Commitment Party's due diligence investigation with respect to the Transactions, the preparation, negotiation and execution of the Loan Documentation, and the Commitment Party's collateral due diligence, including with respect to field exams and inventory, reserve and related appraisals.

You agree to indemnify and hold harmless the Commitment Party and each of its affiliates and each of its and its affiliates' respective directors, officers, employees, partners, controlling persons, representatives, advisors and agents and the successors and assigns of each of the foregoing (each, a "Protected Person") from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including legal expenses), joint or several, to which such Protected Person may become subject or that may be incurred or asserted or awarded against such Protected Person, in each case, arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter, the Loan Documentation, the documentation for any Permanent Financing, and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Facility, and will reimburse each such Protected Person for all out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Protected Persons (taken as a whole) and, if reasonably necessary, a single local counsel for all Protected Persons (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Protected Persons similarly situated and taken as a whole) on written demand as they are incurred in connection with any of the foregoing; provided that the foregoing indemnity will not, as to any Protected Person, apply to the extent resulting from any of the following (in each case to the extent determined by a court of competent jurisdiction in a final non-appealable judgment): (i) such Protected Party's material breach of its obligations under this Commitment Letter, the Fee Letter or the Loan Documentation, (ii) the gross negligence, bad faith or willful misconduct of such Protected Person or of such Protected Person's Related Persons (as defined below), or (iii) disputes solely among Protected Persons not arising from or in connection with any act or omission by the Borrower or any of its affiliates (other than any dispute, claim, litigation, investigation or proceeding against a Commitment Party in its capacity or in fulfilling its role as an administrative agent, arranger or similar role with respect to the Facility). In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or a Protected Person, whether or not a Protected Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. For purposes hereof, a "Related Person" of a Protected Person means any of its controlling affiliates and each of its and its controlling affiliates' respective directors, officers, employees, partners, controlling persons, representatives, advisors and agents and the successors and assigns of each of the foregoing.

You also agree that no Protected Person will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transactions, except only for direct (as opposed to special, indirect, consequential or punitive) damages to you determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Protected Person or of any of its Related Persons. No Protected Person or any other party hereto shall be liable to any other party hereto, or such parties' respective subsidiaries, affiliates or equity holders or any other person or entity for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Fee Letter, the Loan Documentation or any other element of the Transactions; provided that nothing in this sentence shall relieve you of any obligation you may have to indemnify a Protected Person, as provided in this Section 6, against any indirect, consequential, special or punitive damages asserted against such Protected Person by a third party.

You shall not, without the prior written consent of each Protected Person affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Protected Person to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Protected Person, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Protected Person and (z) requires no action on the part of the Protected Person other than its consent. You shall not be liable for any settlement of any action effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but, if settled with your prior written consent or if there is a judgment in any such action, you agree to indemnify and hold harmless each Protected Person from and against any and all losses, claims, damages, penalties, liabilities and reasonable and documented out-of-pocket expenses of any kind or nature (including legal expenses) incurred by reason of such settlement in accordance with this Section 6.

7. Fees.

As consideration for the commitments and agreements of the Commitment Party hereunder, you agree to cause to be paid the fees described in this Commitment Letter and in the Fee Letter dated the date hereof and delivered herewith, as amended, restated, or otherwise modified in accordance with its terms (the "Fee Letter"), on the terms and subject to the conditions (including as to timing and amount) set forth herein and therein.

8. Confidentiality.

This Commitment Letter and the Fee Letter (collectively, the "Commitment Documents") and the existence and contents hereof and thereof are confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for disclosure (i) hereof or thereof on a confidential and need-to-know basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) as required by the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities or pursuant to a subpoena (in which case, you agree, to the extent practicable and permitted by law, to inform us promptly in advance thereof), (iii) of this Commitment Letter, but not the Fee Letter, in any required filings (or other filings as you may determine is reasonably advisable to comply with your obligations under securities and other applicable laws and regulations) with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (iv) of this Commitment Letter, the Fee Letter and the contents hereof and thereof to the extent necessary to enforce any right under this Commitment Letter or the Fee Letter, (v) of this Commitment Letter and its contents, and, to the extent portions thereof have been redacted in a customary manner (including the portions thereof addressing fees payable to the Commitment Party and/or the Lenders, pricing caps, economic flex terms and other economic terms), of the Fee Letter and the contents thereof, by you, in each case, to the Acquired TopCo Equityholders (as defined in the Acquisition Agreement) and the Target, as applicable, their respective subsidiaries and directors, officers, employees, accountants, attorneys and other professional advisors, on a confidential basis and need to know basis, (vi) of the Term Sheet and of the existence of this Commitment Letter (but not the Fee Letter or any other contents of this Commitment Letter) to rating agencies in connection with the Transactions, or (vii) of the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or as part of a generic disclosure of aggregate sources and uses related to fee amounts applicable to the Transactions to the extent customary or required in offering and marketing materials for the Facility or in any public release or filing relating to the Transactions. The confidentiality provisions of this paragraph (other than with respect to the Fee Letter) shall automatically terminate on the date that is two years from the date of this Commitment Letter.

We agree to use all non-public information provided to us by or on behalf of the Borrower hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and to treat all such information confidentially; provided that nothing herein shall prevent the Commitment Party from disclosing any such information (i) as required by the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities or pursuant to a subpoena (in which case, we agree, to the extent practicable and permitted by law, to inform you promptly in advance thereof), (ii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory or self-regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent practicably and lawfully permitted to do so), (iii) to the affiliates, employees, legal counsel, independent auditors, insurance, environmental, financial or other advisors or agents of such Commitment Party who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential; provided that the Commitment Party shall be responsible for such affiliates', employees', legal counsels', independent auditors', advisors' or agents' compliance with this paragraph to the extent any such person is not otherwise bound in writing by the terms of this paragraph (or language substantially similar to this paragraph), (iv) to the extent necessary to enforce any right under this Commitment Letter or the Fee Letter, (v) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party or its affiliates in breach of this Commitment Letter or any other confidentiality obligations known to such Commitment Party or its affiliates, (vi) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party's knowledge subject to confidentiality obligations to the Borrower, the Acquired TopCo Equityholders or the Target, (vii) to the extent that such information is independently developed by such Commitment Party, (viii) for purposes of establishing a "due diligence" defense, (ix) to rating agencies in connection with the Transactions, (x) on a confidential basis to actual or bona fide prospective participants or assignees or any actual or bona fide potential counterparty (or its advisors) to any swap or derivative transaction relating to the Transactions, or (xi) with your prior written consent. The provisions of this paragraph shall automatically terminate on the earlier of (a) two years following the date of this Commitment Letter and (b) to the extent superseded by the confidentiality provisions in the Loan Documentation, upon the effectiveness thereof. Notwithstanding the foregoing, the Commitment Party, the Lead Arranger, and the Administrative Agent may disclose the existence of the Facility and information about the Facility to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent in connection with the administration and management of the Facility.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without notification to any person.

The Commitment Party hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "PATRIOT Act") and the requirements of 31 C.F.R. § 1010.230 (the "Beneficial Ownership Regulation"), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Party and the other Lenders to identify you and each Guarantor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for each of us and the Lenders.

9. Other Services.

Nothing contained herein shall limit or preclude the Commitment Party or any of its affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, the Acquired TopCo Equityholders, the Target or their or its affiliates, any competitor, supplier or customer of you or any of your affiliates, or any other party that may have interests different than or adverse to such parties.

You acknowledge that the Lead Arranger and its affiliates (the term "Lead Arranger" as used in this section being understood to include such affiliates) is each a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services and (i) may be providing debt financing, equity capital or other services (including financial advisory services) and financial instruments (including bank loans and other obligations) to other entities and persons with which you or your affiliates may have conflicting interests regarding the Transactions and otherwise, including the Acquired TopCo Equityholders, the Target and their and its affiliates, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you or your affiliates or subsidiaries, confidential information obtained from other entities or persons.

In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Facility and any related arranging or other services contemplated in this Commitment Letter constitute an arm's-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Party, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, the Commitment Party is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) none of the Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates' favor with respect to any of the Transactions or the process leading thereto (irrespective of whether the Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) and the Commitment Party has no obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Party and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and the Commitment Party shall not have any obligation to disclose any of such interests, and (v) the Commitment Party has not provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Commitment Party or any of its affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest solely to the extent arising under this Commitment Letter, the Fee Letter and the Loan Documentation, as applicable.

In addition, the parties hereto acknowledge that GS Bank, or one or more of its affiliates, have been retained as a buy-side and/or financial advisor in connection with the Transactions (in such capacities, the "Buy-Side Advisors"). Each party hereto agrees to such retention, and the Borrower further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result primarily from, on the one hand, the engagement of the Buy-Side Advisors, and on the other hand, our and our affiliates' relationships with you as described and referred to herein. The Commitment Party acknowledges (i) the retention of GS Bank (or one or more of its affiliates) as Buy-Side Advisors and (ii) that such relationships do not create any fiduciary duties or fiduciary responsibilities to the Commitment Party on the part of GS Bank or its affiliates.

10. Acceptance/Expiration of Commitment.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m., New York City time, on June 23, 2026. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (such earliest date being the "Expiration Time") (i) after the execution of the Acquisition Agreement and prior to the consummation of the Acquisition, the termination of the Acquisition Agreement in accordance with its terms (other than with respect to provisions that expressly survive termination), (ii) the consummation of the Acquisition without the funding of the Facility and (iii) 11:59 p.m., New York City time, five Business Days (as defined in the Acquisition Agreement as in effect on the date hereof) after March 22, 2027, and (iv) the Closing Date. Upon the occurrence of the Expiration Time, this Commitment Letter and the commitments of the Commitment Party hereunder and the agreement of the Lenders and the Lead Arranger to provide the services described herein shall automatically terminate unless the Commitment Party, in its discretion, agrees to an extension in writing.

11. Survival.

The sections of this Commitment Letter and the Fee Letter titled Indemnification and Expenses, Confidentiality, Other Services, Survival, Governing Law and Miscellaneous shall survive any termination or expiration of this Commitment Letter, the Commitment of the Commitment Party or the undertakings of the Lead Arranger set forth herein (regardless of whether definitive Loan Documentation is executed and delivered); provided that, your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter titled Confidentiality, Other Services, Survival, Governing Law and Miscellaneous) shall automatically terminate and be superseded by the provisions of the Loan Documentation upon the initial funding thereunder, to the extent covered thereby, and you shall be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the Initial Lender's commitments with respect to the Facility hereunder in full (but not in part) at any time subject to the provisions of the preceding sentence.

12. Governing Law. THIS COMMITMENT LETTER AND THE FEE LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR ANY ELEMENT OF THE TRANSACTIONS. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or the Commitment Party will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or the Commitment Party. You hereby appoint Energy Fuels Resources (USA) Inc., 225 Union Blvd., Suite 600, Lakewood, Colorado 80228, as your agent for service of process for purpose of the submission to jurisdiction and service of process provisions set forth above.

13. Miscellaneous.

This Commitment Letter and the Fee Letter embody the entire agreement among the Commitment Party and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by the Commitment Party to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letter. This Commitment Letter and the Fee Letter shall not be assignable by (x) you without the prior written consent of the Commitment Party or (y) the Commitment Party (except among GS Bank and Goldman Sachs Lending Partners LLC) without your prior written consent, and any purported assignment in either case without such consent shall be void. This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto and thereto, the Lenders and each Protected Person. This Commitment Letter and the Fee Letter may be executed in separate counterparts all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter or the Fee Letter by facsimile or other electronic transmission (including in ".pdf" format) will be effective as delivery of a manually executed counterpart hereof. For purposes of the Commitment Documents, the words "execution," "execute," "executed," "signed," "signature" and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act. This Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Party.

Each of the parties agrees that each of this Commitment Letter and the Fee Letter, if accepted by you as provided above, is a binding and enforceable agreement with respect to the subject matter contained herein and therein, it being acknowledged and agreed that the funding of the Facility is subject to the conditions precedent set forth in the Conditions Annex; provided that nothing contained in the Commitment Letter or Fee Letter obligates you or any of your affiliates to consummate the Transactions or to draw upon all or any portion of the Facility.

[Signature Pages Follow]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

[Signature Page to Commitment Letter]

The provisions of this Commitment Letter
are accepted and agreed to as of the date
first written above:

ENERGY FUELS INC.

By:	/s/ Ross Bhappu
Name:	Ross Bhappu
Title:	President and Chief Executive Officer

[Signature Page to Commitment Letter]

ANNEX A

$250 MILLION

SENIOR SECURED TERM LOAN FACILITY
SUMMARY OF TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Terms and Conditions is attached as Annex A.

Borrower:	Energy Fuels Inc., an Ontario corporation (the "Borrower").

Lead Arranger and Bookrunner:	GS Bank, acting alone or through or with affiliates selected by GS Bank, will act as the sole bookrunner and sole lead arranger (in such capacities, the "Lead Arranger").

Lenders:	GS Bank, acting alone or through or with affiliates selected by GS Bank (each a "Lender" and, collectively, the "Lenders").

Administrative Agent and Collateral Agent:	GS Bank (in such capacities, the "Administrative Agent").

Term Loans:	A senior secured term loan facility (the "Facility") consisting of commitments to make term loans (the "Loans") in an aggregate principal amount of $250 million, less the sum of (i) any gross cash proceeds from any Permanent Financing received by the Borrower on or prior to the Closing Date and (ii) the aggregate principal amount of undrawn commitments (other than such commitments permitted to be drawn only to finance the Borrower's working capital requirements) available to be drawn on the Closing Date in respect of any Bank Financing other than the Facility. Such commitments shall also be permanently and automatically (x) reduced to zero upon the occurrence of a Fundamental Change (as defined in the Existing Indenture) and (y) reduced as set forth under "Mandatory Prepayment/Commitment Reductions" below.

Use of Proceeds:	The proceeds from borrowings of the Loans will be used by the Borrower on the Closing Date, together with cash on hand and the proceeds from any Permanent Financing, if any, to pay the Acquisition Costs.

Availability:	The Loans will be available in a single drawing substantially contemporaneously with the consummation of the Acquisition (such date of the consummation of the Acquisition and the funding, in whole or in part, of the Loans, the "Closing Date"). Loans borrowed and repaid may not be redrawn.

Documentation:	The documentation for the Loans (the "Loan Documentation") shall be customary for facilities of this type in a form to be mutually agreed between the Administrative Agent and the Borrower and consistent with the terms of this Term Sheet and the Fee Letter, and shall (i) give due regard to requirements of local law and contain customary provisions related to the Canadian domicile of the Borrower (including with respect to the appointment of an agent for service of process, judgement currency provisions, and related matters) in each case, to be agreed among the Administrative Agent and the Borrower, (ii) contain other terms as may be reasonably agreed by the Borrower and the Commitment Party giving due regard to the operational and strategic requirements of Borrower and its subsidiaries and the Target in light of their consolidated capital structure, size, industry and practices after giving effect to the Transactions and
(iii) contain the Administrative Agent's customary agency, exculpatory, operational, technical and mechanical provisions (the foregoing being referred to collectively as the "Documentation Principles").

Ranking:	The Loans will be senior debt of the Borrower, pari passu in right of payment with all other senior debt of the Borrower.

Guarantors:	Each existing and subsequently acquired or formed direct and indirect wholly-owned material subsidiary of the Borrower having its domicile in the U.S., Canada or Australia, subject to customary exceptions to be mutually agreed between the Administrative Agent and the Borrower (the "Guarantors", and the guarantees provided by the Guarantors, the "Guarantees"; the Guarantors, together with the Borrower, the "Loan Parties").

Security:	Subject to the Certain Funds Provisions, obligations of the Loan Parties in respect of the Facility and the related Guarantees will be secured jointly and severally on a perfected first-priority basis by the following property of the Loan Parties, wherever located, now owned or hereafter acquired (collectively, the "Collateral"): substantially all of the real and personal property and fixtures of the Loan Parties, including mineral rights, as-extracted collateral, accounts, goods (including inventory and equipment), documents, instruments, investment property, chattel paper, letters of credit, letter-of-credit rights, commercial tort claims and general intangibles (including intellectual property), and proceeds and products of the foregoing property and assets, subject to customary exceptions customary for facilities of this type to be mutually agreed between the Administrative Agent and the Borrower. For the avoidance of doubt, and without limitation, the Loan Documentation shall require, subject to the Certain Funds Provisions, the entrance into customary mortgages and related filings and deliverables with respect to the White Mesa Mill of the Borrower and its subsidiaries and the Sumter facility of the Target. The Loan Documentation shall contain customary provisions regarding compliance, during the continuance of an event of default, with the U.S. Assignment of Claims Act and any analogous laws or regulations in other jurisdictions of organization of the Loan Parties.

Interest:	Interest rates and fees in connection with the Loans will be as specified in the Fee Letter and on Schedule I attached hereto.

Maturity and Amortization:	The Loans will mature on the date (the "Maturity Date") that is 3 years after the Closing Date. The Loans will amortize in equal quarterly installments equal to 2.50% of the original principal amount of the Facility, commencing with the end of the fourth full fiscal quarter following the Closing Date, with the balance payable on the Maturity Date.

Mandatory Prepayment/ Commitment Reductions:	The Borrower will be required to prepay the Loans and/or the commitments under the Facility will be automatically and permanently reduced, by an amount equal to 100% of the net cash proceeds from the issuance or incurrence of any Permanent Financing, the issuance or incurrence of any debt (other than certain debt to be mutually agreed between the Administrative Agent and the Borrower permitted under the Loan Documentation), the issuance of any equity securities (including equity and debt securities convertible or exchangeable into or exercisable for equity securities, other equity-linked securities or hybrid debt-equity securities) (each, an "Equity Issuance") and non-ordinary course asset sales (in each, with exceptions to be agreed); provided that the commitments under the Facility shall not be so reduced in respect of the net cash proceeds received prior to the Closing Date from any Equity Issuance of common shares of the Borrower under an "at-the-market" program to finance the Borrower's working capital requirements.

Within five business days of each Appraisal Date (as defined below), the Borrower will also be required to prepay Loans in the amount required, if any, to cause the aggregate principal amount of the Loans outstanding after giving effect to such prepayment not to exceed an amount equal to 50% of the total appraised value (such value to be determined by customary metrics and methodologies for each applicable asset class) of Qualifying Assets (as defined below) set forth in the applicable Appraisal Materials (as defined below) (such total appraised value, as modified in accordance with the following sentence, the "Applicable Value"). The Qualifying Assets eligible for inclusion in any determination of Applicable Value shall be subject to customary reserves in the permitted discretion of the Administrative Agent and subject to customary eligibility criteria to be mutually agreed, but which shall in any event require that such Qualifying Assets are (i) Collateral subject to a perfected first-priority security interest in favor of the Administrative Agent for the benefit of the Lenders, securing the obligations of the Loan Parties in respect of the Facility and the related Guarantees and (ii) not subject to any other liens other than non-consensual liens, in each case, permitted under the Loan Documentation.

Each prepayment described above will be made together with accrued and unpaid interest to the date of prepayment, but without premium or penalty.

Voluntary Prepayment:	Except as set forth in the Fee Letter, the Loans may be prepaid at any time, in whole or in part, at the option of the Borrower, upon notice and in a minimum principal amount and in multiples to be agreed upon, at 100% of the principal amount of the Loans prepaid, plus all accrued and unpaid interest and fees to the date of the repayment.

Conditions Precedent to Borrowing:	Limited to those conditions set forth in the Conditions Annex and subject to the Certain Funds Provisions.

Representations and Warranties:	The Loan Documentation will contain the Specified Representations and other representations and warranties customary for facilities of this type (which shall be subject to customary exceptions to be mutually agreed), including, without limitation: due organization; requisite power and authority; qualification; equity interests and ownership; due authorization, execution, delivery and enforceability of the Loan Documentation (subject to customary limitations in respect of bankruptcy, insolvency, similar laws affecting the enforcement of creditors' rights, and general principles of equity); creation, perfection and priority of security interests; no conflicts; governmental consents; historical and projected financial condition; no material adverse change; no restricted junior payments; absence of material litigation; payment of taxes; title to properties; mining rights; environmental matters; no defaults under material agreements; Investment Company Act and margin stock matters; ERISA and other employee matters; absence of brokers or finders fees; solvency; compliance with laws; status as first lien senior debt; full disclosure; PFIC; outbound investment rules; beneficial ownership regulations; and Patriot Act, sanctions and anti-terrorism, anti-corruption, and anti-money-laundering laws and regulations, and other related matters.

Affirmative Covenants:	Customary for facilities of this type (including customary exceptions to be mutually agreed), including, without limitation: delivery of financial statements and other reports; notices of defaults, litigation and other material events; maintenance of existence; payment of taxes and claims; maintenance of properties; maintenance of insurance; books and records; inspections; lender meetings; compliance with laws; sanctions and anti-terrorism, anti-corruption, and anti-money-laundering laws and regulations; environmental matters; additional collateral and guarantors; maintenance of ratings; beneficial ownership regulation; use of proceeds; further assurances, including, in each case, exceptions and qualifications to be agreed between the Administrative Agent and the Borrower. The Loan Documentation shall also include a customary "securities demand" covenant and related customary financing assistance covenant in respect thereof. The Loan Documentation shall also provide that, on or prior to the date that is sixty (60) days after the Closing Date (as such date may be extended by the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent, for distribution to the Lenders, (x) a field examination and reserve and inventory appraisals of the assets that are (1) located within the United States and owned directly by U.S.-domiciled Guarantors and (2) comprised of (i) property, plant and equipment, (ii) inventory, or (iii) mining reserves (such assets, "Qualifying Assets") completed, with respect to each applicable asset class, by an examiner or appraiser of nationally recognized standing with respect to such asset class and reasonably acceptable to the Administrative Agent, and (y) a completed officer's certificate attesting to the result and accuracy of each such examination or appraisal (the foregoing, the "Appraisal Materials"). Updated copies of the Appraisal Materials shall be required to be so furnished on each six-month anniversary of the date of such delivery of the initial Appraisal Materials. Each date of any delivery of Appraisal Materials is referred to herein as an "Appraisal Date".

Negative Covenants:	Customary for facilities of this type (including customary baskets and exceptions to be mutually agreed), including, without limitation: restrictions on the ability of the Loan Parties and their subsidiaries to: incur indebtedness, issue disqualified capital stock, incur liens, merge or consolidate into other persons, change lines of business or fiscal year, make investments, dividends or other restricted payments, amend organizational documents, material indebtedness or indebtedness ("Junior Debt") that is unsecured or subordinated in right of payment or lien priority to the Facility, make certain payments with respect to Junior Debt, sell or dispose of assets (including through sale and leaseback transactions), transact with affiliates, enter into certain restrictive agreements, outbound investment rules, and use the proceeds of the Facility in violation of applicable sanctions and anti-terrorism, anti-corruption, or anti-money-laundering laws and regulations, in each case, with certain exceptions to be agreed between the Administrative Agent and the Borrower.

Financial Covenants:	The Borrower shall maintain on and after the Closing Date (i) Liquidity (to be defined in a customary manner to be mutually agreed between the Administrative Agent and the Borrower) of no less than $100.0 million and (ii) "Consolidated EBITDA" (to be defined in a customary manner to be mutually agreed between the Administrative Agent and the Borrower) of no less than an amount to be mutually agreed between the Administrative Agent and the Borrower, which covenants shall each be tested as of the last day of each fiscal quarter of the Borrower ending after the Closing Date.

Events of Default:	Customary for facilities of this type (with customary materiality thresholds, exceptions and cure periods to be mutually agreed) including, without limitation: failure to make payments when due, defaults under other agreements or instruments of indebtedness, certain events under hedging agreements, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, ERISA events, impairment of security interests in collateral, invalidity of guarantees, and a "change of control" (to be defined in a mutually agreed upon manner)

Yield Protection and Increased Costs:	Consistent with the Documentation Principles.

Customary gross-up and indemnity provisions for withholding and other taxes to be included. Such provisions will be generally consistent with the LSTA form.

Assignments and Participations:	The Lenders will be permitted to assign Loans (other than to natural persons, the Borrower or any of the Borrower's affiliates or subsidiaries) with the consent, in each case, not to be unreasonably withheld, conditioned or delayed, of (1) the Borrower (unless (A) a default or event of default has occurred and is continuing or (B) such assignment is made to a Lender, an affiliate of a Lender or an approved fund); provided that the Borrower shall be deemed to have consented to any assignment if it fails to approve or disapprove of such assignment by written notice to the Administrative Agent within 10 business days of notice thereof, and (2) the Administrative Agent (unless such assignment is made to a Lender, an affiliate of a Lender or an approved fund). Each assignment (except to other Lenders or their affiliates or approved funds) will be in a minimum amount of $1.0 million. The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment.

The Lenders will be permitted to participate Loans to other persons (excluding natural persons, the Borrower or any of the Borrower's affiliates or subsidiaries) without the consent of, or notice to, any other person.

Required Lenders:	On any date of determination, those Lenders who collectively hold more than 50% of the aggregate outstanding commitments and Loans (the "Required Lenders").

Amendments and Waivers:	Amendments and waivers of the provisions of the Loan Documentation will require the approval of the Required Lenders, except that (a) the consent of all Lenders directly adversely affected thereby will be required with respect to: (i) reductions of principal, interest, fees or other amounts, (ii) extensions of scheduled maturities or times for payment, (iii) increases in the amount of any Lender's commitment, (iv) releases of all or substantially all of the Collateral or of the value of the guarantees, (v) changes that impose any additional restriction on such Lender's ability to assign any of its rights or obligations and (vi) changes to pro rata sharing provisions, (b) the consent of 100% of the Lenders will be required with respect to customary matters, including (i) to permit the Borrower to assign its rights under the Loan Documentation and (ii) to modify any voting percentages and (c) the consent of the Administrative Agent will be required to amend, modify or otherwise affect its rights and duties.

Indemnification:	Consistent with the Documentation Principles.

Confidentiality:	Consistent with the Documentation Principles; provided that the Administrative Agent, the Lead Arranger and the Lenders may disclose the existence of the Facility and information about the Facility to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent in connection with the administration and management of the Facility.

Expenses:	Borrower shall pay (a) the reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees and expenses of one counsel to the Administrative Agent and, if applicable, one local counsel in each material relevant jurisdiction) of the Administrative Agent and the Lead Arranger associated with the preparation, negotiation, execution, delivery and administration of the Loan Documentation (including with respect to the creation and perfection of liens on the Collateral and related filings) and any amendment or waiver with respect thereto and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees and expenses of one counsel to the Administrative Agent and the Lenders together and, if applicable, one local counsel in each material relevant jurisdiction) of the Administrative Agent and each of the Lenders in connection with the enforcement of the Loan Documentation or protection of rights.

Governing Law and Submission to Jurisdiction:	New York.

Waiver of Jury Trial and Punitive and Consequential Damages:	Consistent with the Documentation Principles.

Counsel for the Lead Arranger and the Administrative Agent:	Cahill Gordon & Reindel LLP.

SCHEDULE I TO ANNEX A

Interest Rate:	The Loans will bear interest at a variable rate per annum (the "Applicable Interest Rate") equal to the sum of (a) the SOFR Rate plus (b) a spread equal to 2.50%.

Interest will be payable quarterly in arrears and on the Maturity Date and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

The "SOFR Rate" (and/or analogous and related terms) will be defined and calculated as specified in the Loan Documentation; provided that the SOFR Rate will be deemed to not be less than 0.00% per annum.

Default Rate:	The Applicable Interest Rate plus 2.00%.

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ANNEX B

$250 MILLION SENIOR SECURED TERM LOAN FACILITY
CONDITIONS ANNEX

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex is attached, or Annex A, Annex C or Annex D to the Commitment Letter.

Establishment of, and funding under, the Facility will be subject to the satisfaction of the following conditions precedent:

1. The execution and delivery by the Borrower and the Guarantors of the Loan Documentation, which shall contain the terms set forth in the Commitment Documents and shall be consistent with the Documentation Principles. Subject to the Certain Funds Provisions, all documents and instruments required to perfect the security interests of the Administrative Agent in the Collateral described under the heading "Security" in the Term Sheet shall have been executed and delivered and, if applicable, be in proper form for filing.

2. Since the date of the Acquisition Agreement, no Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof) shall have occurred and be continuing.

3. The Acquisition shall have been or, substantially concurrently with the funding of the Facility, shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, consents or waivers thereto that in the aggregate are material and adverse to the Lenders without the prior consent of the Commitment Party (which consent shall not be unreasonably withheld, delayed or conditioned), it being understood that any change to the definition of Material Adverse Effect contained in the Acquisition Agreement shall be deemed to be material and adverse to the Lenders. For purposes of the foregoing condition, it is hereby understood and agreed that any change in the purchase price (or amendment to the Acquisition Agreement related thereto) in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders in any respect so long as (x) any increase in purchase price is funded with cash on hand and (y) any decrease in purchase price shall reduce the amount of the Facility on a dollar-for-dollar basis.

4. Subject to the Certain Funds Provisions, the Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects.

5. The Administrative Agent and the Lead Arranger shall have received customary legal opinions, customary evidence of authorization, organizational documents, good standing certificates (with respect to the jurisdiction of incorporation of the Borrower and the Guarantors) and a customary officer's certificate, in each case, with respect to the Borrower and the Guarantors.

6. The Lead Arranger shall have received:

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(a) with respect to the Borrower and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date (and the related audit reports) and (ii) unaudited condensed consolidated balance sheets and related unaudited condensed consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date (other than the fourth fiscal quarter) and the then-elapsed portion of such fiscal year (and, in each case, the comparable periods for the prior fiscal year); provided that the Lead Arranger hereby acknowledges receipt of the audited financial statements referred to in clause (i) above for the fiscal years ended December 31, 2023, 2024, and 2025 and of the unaudited financial statements referred to in clause (ii) above for the interim fiscal quarter ended March 31, 2026;

(b) with respect to the Target, (i) audited consolidated balance sheets and related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the two most recently completed fiscal years ended at least 90 days prior to the Closing Date (and the related audit reports) and (ii) unaudited condensed consolidated balance sheets and related unaudited condensed consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each interim six-month period ended since the last audited financial statements and at least 45 days prior to the Closing Date (and, in each case, the comparable period for the prior fiscal year); and

(c) a solvency certificate from the chief financial officer of the Borrower substantially in the form attached as Annex C to the Commitment Letter.

7. The Lead Arranger shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information regarding the Borrower and the Guarantors required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, to the extent requested at least ten (10) business days prior to the Closing Date.

8. All fees and, to the extent invoiced at least two business days prior to the Closing Date, all reasonable and documented expenses (including expenses of counsel) due to the Commitment Party, the Lead Arranger, the Administrative Agent and the Lenders required to be paid on or prior to the Closing Date will have been paid, which such payment may be offset from the proceeds of the Facility.

9. The Refinancing and the Designated Equity Issuance shall have been consummated or, substantially concurrently with the borrowings under the Facility, shall occur.

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ANNEX C

FORM OF SOLVENCY CERTIFICATE

[DATE]

This Certificate (the "Solvency Certificate") is being executed and delivered pursuant to Section [ ] of that certain [ ] (the "Credit Agreement"; the terms defined therein being used herein as therein defined).

I, [ ], the Chief Financial Officer of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1. I am generally familiar with the properties, business, assets, finances and operations of the Borrower and its Subsidiaries, taken as a whole, including the Transactions contemplated by the Credit Agreement. In reaching the conclusions set forth in this Solvency Certificate, I have reviewed the Credit Agreement, considered the most recent financial statements of each Loan Party, and reviewed the contents of this Solvency Certificate and, in connection therewith, have reviewed such other documentation and information made (or caused to be made) such investigations and inquiries as I have deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries after the consummation of the Transactions contemplated by the Credit Agreement, and am duly authorized to execute this Solvency Certificate on behalf of Borrower pursuant to the Credit Agreement; and

2. As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that (i) the sum of the debt and liabilities (subordinated, contingent or otherwise) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets (at a fair valuation) of the Borrower and its Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets (at a fair valuation) of the Borrower and its Subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries, taken as a whole, on their debts and other liabilities subordinated, contingent or otherwise as they become absolute and matured; (iii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, as conducted or contemplated as of the date hereof; and (iv) the Borrower and its Subsidiaries, taken as a whole, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debt or other liabilities as they become due (whether at maturity or otherwise). For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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For the avoidance of doubt, the foregoing certifications with respect to the Borrower and its Subsidiaries include the Target and its Subsidiaries.

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:
Title: Chief Financial Officer

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ANNEX D

TRANSACTION DESCRIPTION

Except as otherwise expressly provided, capitalized terms used but not defined in this Annex D shall have the meanings set forth in the Commitment Letter, including the other Annexes thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning hereof in this Annex D shall be determined by reference to the context in which it is used.

The Borrower plans to enter into a certain Agreement and Plan of Merger, to be dated as of June 23, 2026 (including all schedules, annexes and exhibits thereto, the "Acquisition Agreement"), by and among the Borrower, Energy Fuels Holdings Corp., a Delaware corporation, certain additional wholly owned subsidiaries of the Borrower, VAC Group B.V., a private limited company organized under the laws of the Netherlands, Ara VAC TOPCO US LLC, a limited liability company organized under the laws of Delaware, Ara VAC IE Aggregator, LP, a limited partnership organized under the laws of Ireland, Ara VAC Blocker, SLP, a separate limited partnership organized under the laws of Jersey, Ara VAC Holdings, Ltd., a limited company organized under the laws of Ireland, in respect of the entity previously identified to us as "Vector" (together with its subsidiaries unless the context otherwise requires, the "Target"). Pursuant to the terms of the Acquisition Agreement, on the Closing Date, subject to the satisfaction or waiver of certain conditions set forth in the Acquisition Agreement, the Borrower will acquire (the "Acquisition") all of the issued and outstanding capital stock of the Target.

In connection with the foregoing, it is intended that:

1. The Borrower will, on or prior to the Closing Date, issue equity securities to the existing equity holders of the Target in order to pay the non-cash portion of the purchase price in connection with the Acquisition, which equity securities, if other than common shares of the Borrower, shall be on terms and conditions reasonably satisfactory to the Commitment Party (the "Designated Equity Issuance").

2. The Borrower may, on or prior to the Closing Date (i) issue and sell secured or unsecured debt securities (the "Debt Securities") in a public or private offering, (ii) establish term or revolving commitments in respect of and/or incur term loan borrowings under one or more commercial bank or other credit facilities (other than any revolving commitments drawn to finance the Borrower's working capital requirements, the "Bank Financing"), and/or (iii) issue and sell equity securities (including equity and debt securities convertible or exchangeable into or exercisable for equity securities, other equity-linked securities or hybrid debt-equity securities) in a public or private offering ("New Equity," and New Equity, together with any Debt Securities, and Bank Financing, the "Permanent Financing"), in the case of clauses (i), (ii) and (iii), in an aggregate gross proceeds amount of $250 million; provided that, for the avoidance of doubt, neither the Designated Equity Issuance nor an issuance prior to the Closing Date of common shares of the Borrower under an "at-the-market" program to finance the Borrower's working capital requirements shall constitute "New Equity".

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3. The cash on hand and proceeds of the Permanent Financing or borrowings under the Facility (to the extent borrowed on the Closing Date) will be applied to (i) pay the cash portion of the purchase price in connection with the Acquisition, (ii) effect the Refinancing, and (iii) pay the fees, costs and expenses incurred in connection with the Transactions (the amounts set forth in clauses (i), (ii) and (iii) above, collectively, the "Acquisition Costs").

4. All existing debt for borrowed money (and commitments thereof) of the Target and its subsidiaries will be repaid, redeemed, or terminated, all liens on and security interests in any assets granted in connection therewith shall be released and all documentation in connection therewith terminated, except in each case for such existing debt (and related liens, if any) that are permitted by the Acquisition Agreement to remain outstanding through the Closing Date (collectively, the "Refinancing").

The transactions described in this Annex D (including the payment of Acquisition Costs) are collectively referred to herein as the "Transactions".

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